UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 29, 2006

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Federal Home Loan Bank of New York (the "Bank") obtains most of its funds from the sale of debt securities, known as consolidated obligations, in the capital markets. Consolidated obligations, which consist of bonds and discount notes, are by regulation the joint and several obligations of the twelve Federal Home Loan Banks. The Federal Home Loan Banks are regulated by the Federal Housing Finance Board (the "Finance Board") and the Finance Board regulations authorize the Finance Board to require any Federal Home Loan Bank to repay all or a portion of the principal of or interest on consolidated obligations for which another Federal Home Loan Bank is the primary obligor. Consolidated obligations are sold to the public through the Office of Finance using authorized securities dealers. Consolidated obligations are backed only by the financial resources of the twelve Federal Home Loan Banks and are not guaranteed by the United States government.

Schedule A sets forth all consolidated obligation bonds and discount notes committed to be issued by the Federal Home Loan Banks, for which the Bank is the primary obligor, on the trade dates indicated, other than discount notes with a maturity of one year or less that are issued in the ordinary course of business. Schedule A also includes any consolidated obligations with a remaining maturity in excess of one year, if any, for which we have assumed the primary repayment obligation from another Federal Home Loan Bank.

We may elect to change our method of reporting information on the issuance or assumption of consolidated obligations at any time. In reviewing the information in this Current Report on Form 8-K, please note:

• although consolidated obligations issuance is material to the Bank, we have not made a judgment as to the materiality of any particular consolidated obligation or obligations;
• Schedule A does not address any interest-rate exchange agreements (or other derivative instruments) which we may enter into as a result of our asset and liability management strategies and that may be associated, directly or indirectly, with one or more of the reported consolidated obligations;
• Schedule A will not enable a reader to track changes in the total consolidated obligations outstanding for which we are the primary obligor because Schedule A generally excludes consolidated obligation discount notes with a maturity of one year or less and does not reflect whether the proceeds from the issuance of the reported consolidated obligations will be used to, among other things, satisfy called or maturing consolidated obligations. We will report the total consolidated obligations outstanding for which we are the primary obligor in our periodic reports filed with the Securities and Exchange Commission; and
• the principal amounts reported on Schedule A represent the principal amount of the reported consolidated obligations at par, which may not correspond to the amounts reported in our financial statements prepared in accordance with generally accepted accounting principles contained in our periodic reports filed with the Securities and Exchange Commission, because the par amount does not account for, among other things, any discounts, premiums or concessions.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On March 31, 2006, the Corporate Secretary of the Federal Home Loan Bank of New York received a letter from Director Sanford A. Belden stating that Director Belden would be resigning from the Board of Directors of the Bank as of August 1, 2006. (Effective as of that date, Director Belden will be retiring as President & CEO and as a board member of Community Bank, N.A., DeWitt, NY, one of the Bank’s members, and, as such, he will no longer be eligible to serve on the Bank’s Board of Directors.)

Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of March 2006 issued on April 4, 2006 appears below:

April 4, 2006

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

FHLB-NY Essentially in Compliance with the FHFB’s Major Proposed Rule to Strengthen FHLBs' Capital Structure

The Federal Housing Finance Board (FHFB) approved a proposed regulation that would modify the capital structure of the Federal Home Loan Banks by establishing a minimum retained earnings requirement for each Federal Home Loan Bank (FHLBank), limiting the amount of excess stock that an FHLBank could have outstanding, and imposing new restrictions on the timing and form of dividend payments. A number of Home Loan Banks have reported that if this regulation is adopted, the dividend to their members would be significantly reduced while each of these Banks attempt to meet the retained earnings floor. Such is not the case at the Federal Home Loan Bank of New York (FHLB-NY). (But as our 300 member lenders know, there are no shortcuts to building up retained earnings. In 2004, the FHLB-NY retained 60% of our net income and 30% of net income in 2005.) We expect to meet the proposed retained earnings target well before the minimum retained earnings rule becomes effective and consequently see no impact upon our dividend.

The FHLB-NY would not be affected by the provisions of the proposed rule that would limit excess stock to no greater than 1% of total assets and prohibit paying dividends in the form of stock. For some time, the FHLB-NY has redeemed all excess stock on a daily basis and already meets this component of the proposed rule. In addition, the FHLB-NY has never paid a stock dividend, so the prohibition would have no impact on the Bank or our members. And for a number of years, the FHLB-NY has been declaring and paying dividends after the close of the quarter to which the dividend payment pertains and the FHLB-NY’s earnings for that quarter have been calculated.

Report from the President
April 4, 2006

The proposed minimum required retained earnings would be established at $50 million plus 1% of non-advance assets under the new rule. On December 31, 2005, the FHLB-NY held $245 million in retained earnings. Using the average non-advance assets for the fourth quarter of 2005, we estimate the current retained earnings requirement under the proposed regulation to be in excess of $260 million. Therefore, it is highly probable that the FHLB-NY would meet this component of the proposed retained earnings requirement well before the proposed regulation is likely to become effective. Accordingly, should the proposed regulation be adopted, the FHLB-NY sees no substantial effect on the FHLB-NY's financial management, business operations, or dividend, or those of our members.

For your general information, the specific major provisions of the proposed regulation are:

• Establish a minimum retained earnings requirement equal to $50 million plus 1.0 % of an FHLBank’s average balance of non-advances assets. (Absent regulatory approval, limit dividend payments by FHLBanks that have not achieved compliance with the minimum retained earnings requirement to 50 % of the Bank’s quarterly net income. Once an FHLBank has achieved compliance with its minimum retained earnings requirement, prohibit the payment of dividends without regulatory approval if the Bank subsequently falls below its requirement.)

• Require each FHLBank to declare and pay dividends only after the close of the quarter to which the dividend payment pertains and the Bank’s earnings for that quarter have been finalized.

• Prohibit the payment of dividends in the form of additional shares of capital stock.

• Limit the aggregate amount of stock held by members in excess of their minimum investment requirements (excess stock) to 1.0 % of an FHLBank’s total assets.

The proposed rule was published in the Federal Register on March 15, 2006. Public comments are due to the FHFB by July 13, 2006. The FHLB-NY is currently drafting comments to the FHFB. The FHFB’s proposed rule modifying the FHLBs’ capital structure and establishing a minimum retained earnings level can be found at our website at www.fhlbny.com.

FHLBNY Files 2005 Form 10-K

The FHLB-NY filed our 2005 Form 10-K with the Securities and Exchange Commission on March 30, 2006. This annual report provides a comprehensive overview of the FHLB-NY’s business and financial conditions. I am pleased to report, as noted in the 10-K, the FHLB-NY achieved solid financial results in 2005. The average dividend rate for the four dividends paid out of 2005 net income was 5.02%. The total cash dividend paid in these four quarters was approximately $184 million, compared with approximately $85 million for 2004. Net income increased in 2005 and was approximately $230 million compared to $161 million for 2004. The

Report from the President
April 4, 2006

43% year-over-year earnings improvement was a result of better spreads on advances and investments along with increased earnings on our capital due to higher interest rates.

Retained earnings at year-end 2005 were $291 million compared to $223 million at the end of 2004. Retained earnings after the January 2006 dividend payment were approximately $245 million. The FHLB-NY established a post-dividend target minimum level for its retained earnings of approximately $250 million, and we expect to achieve that level by mid-year 2006.

At the close of business on December 31, 2005, total assets for the FHLB-NY were just over $85 billion compared to $88.4 billion at the end of 2004. The FHLB-NY manages to a risk/reward profile that generates sustainable and predictable earnings. We remain primarily a member-focused, advances-oriented Home Loan Bank: outstanding advances at December 31, 2005, totaled $61.9 billion representing 73% of assets. We also maintain a low-risk, tightly controlled, conservative approach to investing in mortgage-backed securities. In addition, MPF member mortgage assets totaled $1.5 billion and represented 1.7% of assets at year’s end.

The Home Loan Bank’s Form 10-K filed with the SEC is available at the "EDGAR" portion of the SEC’s website at http://www.sec.gov/edgar.shtml.

The Home Loan Bank team wants to thank our members for your use of our products and services to expand the availability of mortgage credit, to compete effectively in your market, and to promote strong communities.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Item 9.01 Financial Statements and Exhibits.

Exhibit 1: Schedule A

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

April 4, 2006	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

1	Schedule A